UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2008

Commission File Number: 000-53311

Jayhawk Energy, Inc.
(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	20-0990109 (I.R.S. Employer Identification No.)

6240 E. Seltice Way, Suite C, Post Falls, Idaho, 83854
(Address of principal executive offices) (Zip Code)

208-667-1328
 (Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Appointment and Resignation of Principal Officers and Directors.  Compensatory Arrangements of Certain Officers.

On September 26, 2008, the Board of Directors of Jayhawk Energy, Inc., a Colorado corporation ("Registrant") accepted the resignation of Joseph B. Young as Chief Financial Officer. Mr. Young’s resignation is not the result of any disagreement with the policies, practices or procedures of the Registrant.  Mr. Young’s resignation is attached hereto as Exhibit 17.1.

On September 29, 2008, the Registrant’s Board of Directors appointed Thomas G. Ryman, IV as Chief Financial Officer. Mr. Ryman is an executive financial management specialist, with experience as a corporate controller and Chief Financial Officer, with a background in financial planning and analysis, budgeting and forecasting and regulatory compliance. In 1988, he founded a consulting firm based to provide financial consulting services in financial reporting to a variety of public and private corporate entities.  Mr. Ryman earned his bachelor’s degree in accounting and economics from the University of Baltimore, Maryland, and his master’s degree in U.S. and international taxation from the Washington School of Law, in Sandy, Utah.  Mr. Ryman is a Certified Public Accountant licensed in Florida. He is also a certified internal auditor and is affiliated with the American Institute of CPAs.  Mr. Ryman is not an officer or director of any other reporting company.  Mr. Ryman is expected to receive salary compensation of $120,000 per year from the Registrant for his service as Chief Financial Officer.  Mr. Ryman does not own any shares of the Registrant’s common stock.

Item 7.01. Regulation FD Disclosure.

On September 30, 2008, Jayhawk Energy, Inc., a Colorado corporation, issued a press release announcing the appointment of Thomas G. Ryman, IV as Chief Financial Officer. This press release is furnished as Exhibit 99.1 to this Form 8-K and incorporated by reference as if set forth in full. This information is not filed but is furnished to the Securities and Exchange Commission pursuant to Item 7.01 of Form 8-K.

Item 9.01 Exhibits.

The following exhibits are filed with this report on Form 8-K.

Exhibit Number	Exhibit
17.1	Resignation of Joseph Young
99.1	Press Release dated September 30, 2008

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Jayhawk Energy, Inc.

Date: September 30, 2008	By:	/s/ Lindsay E. Gorrill
Lindsay E. Gorrill President